Exhibit 99.1

NEWS RELEASE

For additional information, contact:

Oncor Communications: 877.426.1616

Oncor Investor Relations: 214.486.6035

ONCOR REPORTS 2020 RESULTS

•	Texas Winter Storms Update

•	Accomplishes Second Best Safety Year in Company History

•	Achieves Top Quartile Reliability

•	Posts Record Organic Growth, Highlighting a Strong and Diverse Service Territory

•	Reaffirms 2021- 2025 Capital Plan

•	Maintains Strong Liquidity

DALLAS (Feb. 25, 2021) — Oncor Electric Delivery Company LLC (“Oncor”) today reported twelve months ended December 31, 2020 net income of $713 million compared to reported twelve months ended December 31, 2019 net income of $651 million. The $62 million year-over-year increase was driven by increases in revenues contributing to earnings primarily due to increases in base transmission and distribution rate updates to reflect greater invested capital, customer growth, the impacts of the assets acquired in the May 2019 acquisition of InfraREIT, Inc. and favorable changes in other income and deductions, partially offset by the impact on revenues of unfavorable weather, increases in expenses attributable to ongoing invested capital (depreciation and amortization, property taxes and interest expense) and an increase in operation and maintenance expense.

“The year 2020 brought with it challenges at a scale never seen before – both for our company and the state as a whole. Yet in the face of this adversity, the men and women at Oncor continued to step up and help turn in one of the strongest years we have ever had, especially in areas where it matters most for our employees and customers: safety and reliability. In fact, 2020 was the second best safety year in the history of Oncor, and we achieved top quartile reliability for our customers two years ahead of schedule. We also had strong earnings and our service territory saw its best organic growth rate in history at 2.1 percent – a testament to the continued strength and growth of Texas, even in the midst of an ongoing global pandemic,” said Oncor CEO Allen Nye.

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“Last week, we faced a new challenge: an unprecedented statewide power emergency following the historic loss of generation capacity, which triggered a load shed event that resulted in more than 1.3 million Oncor customers losing power for an extensive period of time. While Oncor does not own or operate power generation plants or assets, we saw firsthand the significant hardships this grid crisis had for our customers, and we are fully committed to working with elected officials, regulators, and market stakeholders to do our part in helping to ensure nothing like this ever happens again. Through it all, I have never been more proud to serve alongside the men and women I work with at Oncor. I want to thank them for their hard work, their dedication, and their commitment to our customers, to safety, and to supporting growth and recovery across Texas.”

Oncor’s fourth quarter 2020 net income increased to $148 million, up from $133 million in the fourth quarter of 2019. The improved quarter-over-quarter results were driven by the impacts of interim transmission and distribution rate updates, customer growth and favorable changes in other income and deductions, partially offset by the impact on revenues of unfavorable weather and increases in expenses attributable to ongoing invested capital (depreciation and amortization and property taxes).

Oncor’s total distribution base revenues in the three and twelve months ended December 31, 2020 as compared to the prior year periods increased 2.1% (5.3% on a weather normalized basis) and increased 0.6% (3.5% on a weather normalized basis), respectively. The change in Oncor’s total distribution base revenues in the fourth quarter of 2020 included an increase in revenues from residential customers of 3.2% (10.5% on a weather normalized basis), which we believe is due to more customers staying home as a result of the pandemic, and a decrease in revenues from commercial and industrial customers of 1.3% as compared to the fourth quarter of 2019. The change in Oncor’s total distribution base revenues in the twelve months ended December 31, 2020 included an increase in revenues from residential customers of 0.9% (7.0% on a weather normalized basis), which we believe is attributable to the pandemic, and a decrease in revenues from commercial and industrial customers of 0.8% as compared to 2019. Financial and operational results are provided in Tables A, B, C and D below.

Texas Winter Storms

Beginning early the week of Feb. 7th, Oncor began preparing for major winter storms that were predicted to impact its service territory, and across the state of Texas. In preparation, Oncor pre-positioned personnel, equipment and resources, increased staffing, brought on dozens of additional personnel and contractors, and requested mutual assistance from out-of-state utilities to bring additional resources onto the system. The first storm hit Texas late Wednesday, Feb. 10th with record snow, ice and cold temperatures. On Friday, Feb. 12th, Governor Abbott issued a disaster declaration for all counties in the state. On Sunday, Feb. 14th, the Electric Reliability Council of Texas (“ERCOT”) announced that a new winter peak demand of 69,150 MW had been reached and Oncor opened and staffed its System Emergency Center.

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As temperatures continued to drop, ERCOT began to warn of the potential for short generation supply. Oncor controllers began preparing for a controlled outage event. On Feb. 15th at 1:20 am, ERCOT instructed Oncor to shed its share of 1,000 MW, or 361 MW. Ultimately, ERCOT directed transmission and distribution utilities in Texas to shed approximately 20,000 MW, of which Oncor was responsible for shedding approximately 7,200 MW.

Generation continued to be in short supply until late Wednesday, Feb. 17th when ERCOT officially ended the load shed event. Over 1.3 million premises in Oncor’s service territory alone were out of power and the vast majority were the result of the load shedding. Oncor personnel worked around the clock during these events to restore customers who had lost power due to the winter storms and the extreme cold.

Governor Abbott, the Texas Legislature, the Public Utility Commission of Texas (“PUCT”), the Texas Attorney General’s Office and other governmental and regulatory bodies have launched inquiries or taken other actions, including the PUCT’s issuance on Sunday, Feb. 21st of a moratorium on disconnections for customers’ inability to pay.

Operational Highlights

2020 was an unprecedented year for Oncor, on many fronts. Not only did COVID-19 force Oncor to change the way it does business, altering its field operations and sending its corporate center staff to work remotely, but it brought on significant challenges for many of the customers Oncor serves.

Safety is at the very core of everything Oncor employees do. On the safety front, 2020 was one of the best safety years in the history of the company. Oncor did not have a Lost Time Incident (LTI) in 2020 – the last LTI was in late-2019 – and was able to achieve industry top quartile performance in Days Away Restricted or Transferred (DART) making 2020 the second best safety year in Oncor’s history.

Improved reliability of service continues to be a major focus for Oncor. For the industry’s primary benchmark for reliability, System Average Interruption Duration Index (SAIDI-nonstorm), Oncor improved significantly in the twelve months ended December 31, 2020 compared to the twelve months ended December 31, 2019. On average, Oncor’s customers saw almost five minutes fewer of outage over the year – an improvement of approximately 6%, and placing Oncor in the industry top quartile for reliability two years ahead of Oncor’s previously announced expectations.

Additionally, Oncor’s service territory continued to grow with the connection of approximately 18,000 additional premises in the fourth quarter of 2020 and approximately 77,000 additional premises in 2020. This represents the best organic premise growth ever experienced by Oncor and demonstrates the strength and economic diversity of Oncor’s service territory. On the transmission side, Oncor also set a company record for the number of new generation interconnection requests it received in 2020, driven by strong movement in utility-scale generation activity, with a focus on the renewable and utility-scale battery storage markets.

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Even in the face of an unprecedented global pandemic, Oncor maintained its strong development activity, constructing new projects that support growth across the state of Texas and reliability for the ERCOT market. In the fourth quarter, Oncor completed six major transmission projects in West Texas totaling approximately 260 circuit miles and approximately $300 million in investment. This milestone marks the completion of a 345kV transmission infrastructure project in far West Texas, providing a new 345kV transmission source to the Delaware Basin Region.

These accomplishments are a testament to the professionalism and dedication of Oncor’s employees who continued to perform their duties when Oncor’s customers and the state of Texas needed them most.

In the fourth quarter, after conducting an extensive nationwide search, Oncor was pleased to hire a new Vice President for Diversity, Equity and Inclusion (“DE&I”). Oncor’s new Vice President of DE&I will oversee all aspects of Oncor’s DE&I strategy, and lead the refinement and execution of the company’s training, programming and ongoing initiatives. Oncor is committed to continuing to build a company where employees feel a true sense of belonging, and continuing to foster an environment that provides every person with equitable opportunities to realize their full potential. This first ever officer-level hire will lead and work closely with Oncor’s established officer-level steering committee to address DE&I activities across the company.

Oncor was also active on environmental, social and governance (“ESG”) matters in 2020, earning a third-party ESG rating that ranked in the top 7% of rated electric utilities. In September, Oncor issued $450 million of its 0.55% Senior Secured Notes due 2025 pursuant to its sustainable bond framework that is administered by the Oncor Sustainable Finance Committee. Oncor intends to use the proceeds from the bond issuance to finance or refinance expenditures with minority- and women-owned business suppliers. Supporting businesses owned by historically under-represented groups has been a long-standing commitment of Oncor.

Capital Expenditure Program

Oncor’s capital expenditures totaled $2.5 billion in 2020, in line with its anticipated 2020 capital plan. In November, Oncor announced its 2021–2025 capital plan. Today, Oncor and its subsidiaries reaffirm expected capital expenditures of $2.4 billion in 2021 and $2.4 billion to $2.5 billion in each of the years 2022 through 2025, for an aggregate of approximately $12.2 billion during the 2021-2025 period. The approximately $300 million increase over the previous 2020-2024 capital plan is attributable to new growth capital required across Oncor’s system, increased maintenance on the transmission system, including investments to enhance the safety and reliability of Oncor’s service, and continued investment in technology and innovation. Approximately 97% of

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Oncor’s capital expenditures are eligible for recovery in rates through trackers. In addition, management currently estimates the growth in Oncor’s service territory to result in an approximately 7% rate base compound annual growth rate for the 2020-2025 period, with rate base in 2020 totaling $17.2 billion and projected rate base estimated at $18.6 billion in 2021, $20.1 billion in 2022, $21.4 billion in 2023, $22.6 billion in 2024 and $23.8 billion in 2025.

Ample Liquidity

Oncor’s available liquidity consisting of cash on hand and available credit capacity as of December 31, 2020, totaled $1.948 billion. Oncor expects cash flows from operations combined with long-term debt issuances and term loans, as well as availability under its credit facility and commercial paper program, to provide sufficient liquidity to fund current obligations, projected working capital requirements, maturities of long-term debt and capital spending for at least the next twelve months.

Sempra Energy Internet Broadcast Today

Sempra Energy (NYSE: SRE) will broadcast a live discussion of its earnings results over the Internet today at 12 p.m. ET, which will include discussion of fourth quarter and year-end 2020 results and other information relating to Oncor. Oncor Senior Vice President and Chief Financial Officer Don Clevenger will also participate in the broadcast. Access is available by logging onto Sempra Energy’s website, sempra.com. An accompanying slide presentation will also be posted at sempra.com. For those unable to participate in the live webcast, a replay of Sempra Energy’s call will be available a few hours after its conclusion on Sempra Energy’s website or by dialing (888) 203-1112 and entering passcode 2095631.

Oncor’s Annual Report on Form 10-K for the year ended December 31, 2020 will be filed with the U.S. Securities and Exchange Commission after Sempra Energy’s conference call and once filed, will be available on Oncor’s website, www.oncor.com. The annual financial statements of Oncor Electric Delivery Holdings Company LLC (which holds 80.25% of Oncor’s outstanding equity interests and is indirectly wholly owned by Sempra Energy) for the year ended December 31, 2020 will be included as an exhibit to Sempra Energy’s Annual Report on Form 10-K for the year ended December 31, 2020.

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Oncor Electric Delivery Company LLC

Table A – Statements of Consolidated Net Income

Three and Twelve Months Ended December 31, 2020 and 2019; $ millions

	Q4 ‘20	Q4 ‘19	TME ‘20	TME ‘19
Operating revenues	$1,117	$1,079	$4,511	$4,347

Operating expenses:
Wholesale transmission service	252	246	975	1,005
Operation and maintenance	249	252	925	899
Depreciation and amortization	197	187	786	723
Provision in lieu of income taxes	30	27	148	138
Taxes other than amounts related to income taxes	139	131	538	508

Total operating expenses	867	843	3,372	3,273

Operating income	250	236	1,139	1,074
Other deductions and (income) - net	5	7	33	63
Nonoperating benefit in lieu of income taxes	(3)	(3)	(12)	(15)
Interest expense and related charges	100	99	405	375

Net income	$148	$133	$713	$651

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Oncor Electric Delivery Company LLC

Table B – Statements of Consolidated Cash Flows

Twelve Months Ended December 31, 2020 and 2019; $ millions

	TME ‘20	TME ‘19
Cash flows — operating activities:
Net income	$713	$651
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization, including regulatory amortization	866	806
Provision in lieu of deferred income taxes – net	32	55
Other – net	(1)	(3)
Changes in operating assets and liabilities:
Accounts receivable – trade	(78)	(53)
Inventories	4	(30)
Accounts payable – trade	(29)	21
Regulatory accounts related to reconcilable tariffs	33	(44)
Other – assets	(71)	(204)
Other – liabilities	56	76

Cash provided by operating activities	1,525	1,275

Cash flows — financing activities:
Issuances of long-term debt	1,810	2,460
Repayments of long-term debt	(1,164)	(1,094)
Proceeds of business acquisition bridge loan	—	600
Repayment of business acquisition bridge loan	—	(600)
Net increase (decrease) in short-term borrowings	24	(882)
Capital contributions from members	788	1,978
Distributions to members	(356)	(319)
Debt discount, premium, financing and reacquisition costs – net	(54)	(39)

Cash provided by financing activities	1,048	2,104

Cash flows — investing activities:
Capital expenditures	(2,540)	(2,097)
Business acquisition	—	(1,324)
Expenditures for third party in joint venture	(96)	—
Reimbursement from third party in joint project	66	—
Other – net	20	43

Cash used in investing activities	(2,550)	(3,378)

Net change in cash and cash equivalents	23	1
Cash and cash equivalents — beginning balance	4	3

Cash and cash equivalents — ending balance	$27	$4

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Oncor Electric Delivery Company LLC

Table C – Consolidated Balance Sheets

At December 31, 2020 and 2019; $ millions

	At 12/31/20	At 12/31/19
ASSETS
Current assets:
Cash and cash equivalents	$27	$4
Trade accounts receivable – net	760	661
Amounts receivable from members related to income taxes	7	3
Materials and supplies inventories — at average cost	144	148
Prepayments and other current assets	100	96

Total current assets	1,038	912
Investments and other property	142	133
Property, plant and equipment – net	21,225	19,370
Goodwill	4,740	4,740
Regulatory assets	1,779	1,775
Operating lease ROU, third-party joint project and other assets	248	106

Total assets	$29,172	$27,036

LIABILITIES AND MEMBERSHIP INTERESTS
Current liabilities:
Short-term borrowings	$70	$46
Long-term debt due currently	—	608
Trade accounts payable	392	394
Amounts payable to members related to income taxes	23	22
Accrued taxes other than amounts related to income	269	236
Accrued interest	87	83
Operating lease and other current liabilities	279	237

Total current liabilities	1,120	1,626
Long-term debt, less amounts due currently	9,229	8,017
Liability in lieu of deferred income taxes	1,923	1,821
Regulatory liabilities	2,855	2,793
Employee benefit obligations	1,808	1,834
Operating lease, third-party joint project and other obligations	305	146

Total liabilities	17,240	16,237

Commitments and contingencies
Membership interests:
Capital account — number of units outstanding 2020 and 2019 – 635,000,000	12,083	10,938
Accumulated other comprehensive loss	(151)	(139)

Total membership interests	11,932	10,799

Total liabilities and membership interests	$29,172	$27,036

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Oncor Electric Delivery Company LLC

Table D – Operating Statistics

Three and Twelve Months Ended December 31, 2020 and 2019; mixed measures

	Q4 ‘20	Q4 ‘19	TME ‘20	TME ‘19
Operating statistics:
Electric energy volumes (gigawatt-hours):
Residential	9,470	9,562	44,628	45,340
Commercial, industrial, small business and other	21,145	21,354	86,529	88,038

Total electric energy volumes	30,615	30,916	131,157	133,378

Reliability statistics (a):
System Average Interruption Duration Index (SAIDI) (nonstorm)			79.4	84.1
System Average Interruption Frequency Index (SAIFI) (nonstorm)			1.3	1.3
Customer Average Interruption Duration Index (CAIDI) (nonstorm)			63.5	67.2
Electricity distribution points of delivery (based on number of active meters) — end of period and in thousands			3,762	3,685

(a)

SAIDI is the average number of minutes electric service is interrupted per consumer in a year. SAIFI is the average number of electric service interruptions per consumer in a year. CAIDI is the average duration in minutes per electric service interruption in a year. The statistics presented are based on twelve months ended December 31, 2020 and 2019 data.

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Headquartered in Dallas, Oncor Electric Delivery Company LLC is a regulated electricity distribution and transmission business that uses superior asset management skills to provide reliable electricity delivery to consumers. Oncor (together with its subsidiaries) operates the largest distribution and transmission system in Texas, delivering power to more than 3.7 million homes and businesses and operating more than 139,000 miles of transmission and distribution lines in Texas. While Oncor is owned by two investors (indirect majority owner, Sempra Energy, and minority owner, Texas Transmission Investment LLC), Oncor is managed by its Board of Directors, which is comprised of a majority of disinterested directors.

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Forward-Looking Statements

This news release contains forward-looking statements relating to Oncor within the meaning of the Private Securities Litigation Reform Act of 1995, which are subject to risks and uncertainties. All statements in this news release, other than statements of historical facts (often, but not always, through the use of words or phrases such as ”expects,” “estimates,” “projected,” “intends,” “plans,” “will likely result,” “are expected to,” “will continue,” “is anticipated,” “should,” “target,” “goal,” “objective” and “outlook”), are forward-looking statements. They involve risks, uncertainties and assumptions. Factors that could cause actual results to differ materially from those projected in such forward-looking statements include: legislation, governmental policies and orders and regulatory actions; legal and administrative proceedings and settlements, including the exercise of equitable powers by courts; weather conditions and other natural phenomena; health epidemics and pandemics, including the evolving COVID-19 pandemic and its impact on Oncor’s business and the economy in general; acts of sabotage, wars or terrorist or cyber security threats or activities; economic conditions, including the impact of a recessionary environment; unanticipated population growth or decline, or changes in market demand and demographic patterns; changes in business strategy, development plans or vendor relationships; unanticipated changes in interest rates or rates of inflation; unanticipated changes in operating expenses, liquidity needs and capital expenditures; inability of various counterparties to meet their financial obligations to us, including failure of counterparties to perform under agreements; general industry trends; hazards customary to the industry and the possibility that we may not have adequate insurance to cover losses resulting from such hazards; changes in technology used by and services offered by us; significant changes in our relationship with our employees, including the availability of qualified personnel, and the potential adverse effects if labor disputes or grievances were to occur; changes in assumptions used to estimate costs of providing employee benefits, including pension and retiree benefits, and future funding requirements related thereto; significant changes in critical accounting policies material to us; commercial bank and financial market conditions, access to capital, the cost of such capital, and the results of financing and refinancing efforts, including availability of funds in the capital markets and the potential impact of disruptions in U.S. credit markets; circumstances which may contribute to future impairment of goodwill, intangible or other long-lived assets; financial and other restrictions under our debt agreements; our ability to generate sufficient cash flow to make interest payments on our debt instruments; actions by credit rating agencies; and our ability to effectively execute our operational strategy.

Further discussion of risks and uncertainties that could cause actual results to differ materially from management’s current projections, forecasts, estimates and expectations is contained in filings made by Oncor with the U.S. Securities and Exchange Commission. Specifically, Oncor makes reference to the section entitled “Risk Factors” in its annual and quarterly reports. Any forward-looking statement speaks only as of the date on which it is made, and Oncor undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which it is made or to reflect the occurrence of unanticipated events.

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